Exhibit 10.7

EPWK Service Agreement

EPWK.com (hereinafter referred to as the “Platform”) provides services in accordance with the “EPWK Service Agreement” (hereinafter referred to as the “Agreement”), and this Agreement has the effect of the contract. Before using this Platform, please read this Agreement carefully and accept the terms and conditions of this Agreement (minors should be accompanied by their legal guardians).

By using the Platform, you have fully read, understood and agreed to enter into this Agreement with the Platform and you are voluntarily bound by the terms of this Agreement. The Platform reserves the right to change this Agreement at any time by publishing notices on the Platform. The revised terms are automatically available on the Platform and become effective immediately upon publication. If you do not agree to the relevant changes, you must stop using the Platform. The content of this Agreement includes the body of the Agreement and all kinds of rules published by the Platform. All rules constitute an integral part of this Agreement and have the same legal effect as the body of this Agreement. By continuing to use the Platform, you have accepted and voluntarily complied with the terms, as amended. This Agreement applies to members of the Platform and any person who is not a registered member but views or uses the Platform.

Article 1. The Membership Qualification

1.	Only natural or legal persons who meet one of the following conditions can apply for membership of the Platform and use the services of the Platform.

1.1.	A natural person who has reached the age of 18 and has the capacity for civil rights and the capacity for civil conduct;

1.2.	A person without civil capacity or a person with limited capacity for civil conduct shall obtain the consent of his guardian;

1.3.	State institutions, enterprises, public institutions, collective organizations and other organizations established and legally existing in accordance with Chinese laws, regulations and administrative rules. If an unqualified entity or organization registers as a member of the Platform, the agreement between it and the Platform shall be invalid from the beginning. Once discovered by the Platform, the Platform shall have the right to cancel the membership immediately and investigate all legal liabilities for using the services of the Platform.

2.	Members should provide valid contact addresses and telephone numbers with their legal names.

Article 2. Rights and Obligations of member

1.	Members shall have the right to release task information on the Platform, inquire about member information, participate in tasks, release information in the Platform community and related products, participate in the relevant activities of the Platform, and shall be entitled to enjoy other relevant information and information services provided by the Platform.

2.	Members shall be responsible for their own member account numbers and passwords, and shall be responsible for all activities (including but not limited to releasing task information, agree to various agreements, rules, bidding, etc.). Members have the right to change their logins and passwords or eliminate accounts.

3.	Members shall provide true and accurate registration information to the Platform, including but not limited to their legal names, ID numbers, phone numbers, addresses, postal codes, etc. to ensure that the Platform can contact yourself through the above contact information. At the same time, members should also promptly update the relevant registration information from time to time when the relevant information has changed.

4.	Members shall not transfer or authorize others to use their member accounts on the Platform in any form without authorization.

5.	Members are obliged to ensure that the task information posted on the Platform is true, accurate, and not misleading.

6.	Members shall not publish information prohibited by laws, regulations and administrative rules, infringe upon others’ intellectual property rights or other legitimate rights and interests, or violate social and public interests or public ethics.

7.	Members shall abide by the principle of good faith in the transactions on this Platform, shall not disturb the order of online transactions by unfair competition means such as interfering or manipulating publishing tasks, shall not engage in improper acts unrelated to online transactions, and shall not release any illegal information on the trading platform.

8.	Members shall not take improper means (including but not limited to false tasks, exchange of praise, etc.) to improve the credit of themselves or others or use improper means to maliciously evaluate other members and reduce the credit of other members.

9.	Members agree to abide by laws, regulations, administrative regulations, relevant provisions of the Platform and various social and public interests or public ethics in all acts performed in the use of the Platform. In case of any violation of any legal consequences, the members will independently bear the corresponding legal responsibility in their own name.

10.	If a member has any dispute with other members in the course of transaction on this Platform, he/she may request the Platform for coordination and settlement. Any member may report any violation of the Agreement or any violation of the Agreement by any other member to the Platform.

11.	Members shall bear the relevant expenses incurred by the transaction and pay taxes according to law.

12.	Without the written permission of the Platform, members shall not use or display any information of the Platform for commercial use (including but not limited to membership of station information, data, tasks for 2 sale transfer, to copy, modification, translation and other form of derivative works, distribution, public display or sale).

13.	Members shall not use the following ways to log on to the Platform or destroy the services provided by the Platform:

13.1.	Access or log in to the Platform in any robot software, spider software, crawler software, refresh software or other automatic means;

13.2.	Any act that causes or may cause unreasonable or proportional significant load to the internal structure of the Company in any way;

13.3.	Interference with or try to interfere with the normal work of the Platform or any activities on the Platform in any way;

14.	Members shall have the right to enjoy the transaction guarantee services (including but not limited to the original guarantee, guaranteed completion guarantee, free modification, etc.) on the premise of agreeing to the relevant rules of the Platform.

15.	Members agree to receive information from the Platform, including but not limited to activity information, transaction information, promotion information, etc.

16.	Members agree that the Platform has the right to immediately ban member accounts without prior notice for any violation of this Agreement.

Article 3 The Rights and Responsibilities of the Platform

1.	The Platform only provides an information exchange platform for members and is a trading market for buyers to publish tasks and for sellers to provide solutions. The Platform does not monitor or control either parties, nor intervene in the transaction process.

2.	The Platform strive to ensure normal operation of the entire online communication platform based on the existing technology level, try to avoid the service interruption or limit the interruption time to the shortest time, and ensure the smooth progress of the member online communication activities.

3.	The Platform has the obligation to timely respond to the members’ questions and reactions concerning transaction or registration when they register and use the information Platform of the Platform.

4.	The Platform has the right to review the registration information of the members and the right to require members to provide accurate information.

5.	If members have any disputes with other members on the Platform or possess the knowledge of such disputes, the Platform has the right to contact the parties about the dispute by email and telephone and inform each other by email. Members may request the Platform to provide relevant information following proper legal procedures, and the Platform will actively cooperate with and provide the relevant information.

6.	Due to the particularity of the online information platform, the Platform has no obligation to all members’ trading behavior and other matters related to transactions in advance. However, for the following circumstances, the Platform has the right to restrict member activities, to verify the relevant information, issue warning notice, impose temporary suspension, indefinite suspension and refuse to provide services to the member:

6.1.	The member violates this Agreement or relevant rules related to this Agreement;

6.2.	A member or any other third party notifies the Platform that a member or specific transaction matters are illegal or involve improper behavior with relevant evidence, and the Platform is unable to reach the member to verify the allegations;

6.3.	A member or any other third party shall notify the Platform that a member or a specific transaction matter is illegal or improper and provide relevant evidence. The Platform judges the relevant content by the level of knowledge of ordinary non-professional traders, and it can be obvious that these content or acts may cause financial loss or legal liability to the Platform members or the Platform.

7.	According to the national laws, regulations, administrative rules, the content of this agreement and the facts of the Platform, can identify the member has illegal or violation of this agreement and other misconduct on the Platform trading platform, the Platform without the consent of the members on the Platform trading platform and the Platform published online illegal behavior, and have the right to delete relevant information, terminate the service provision, etc.

8.	The Platform may, in accordance with the Agreement and relevant rules, freeze, use, pay compensation in advance, refund and dispose of the funds deposited by members and frozen in the account of the Platform.

9.	The Platform has the right to remove or take other restrictive measures to handle the following information without notice to the members: including but not limited to avoid expenses; credit speculation; fraud or false content; malicious bidding or other attempts to disturb the normal trading order of online transactions; the information violates the public interest or may seriously harm the legitimate interests of the Platform and other members.

Article 4 Disruption and termination of services

1.	The Platform may terminate at its sole discretion for any reason (including but not limited to the literal meaning and spirit of this Agreement and relevant rules, or the membership within more than 180 days on the Platform, etc.), and shall have the right to keep all member information within two years (including but not limited to member information, product information, transaction information, etc.). At the same time, the Platform may stop providing all or part of the services at any time with or without notice. Upon termination of the Services, the Platform is under no obligation to retain any information in or related to the original account for members, or to forward any information not read or sent to members or third parties.

2.	If a member requests to cancel the registered membership of the Platform, the Platform shall cancel the registered member, and the member shall terminate the agreement with the Platform, but the Platform still reserves the following rights:

2.1.	After the cancellation of a member, the Platform shall have the right to retain the information of the member within the time prescribed by laws, regulations and administrative rules, including but not limited to the previous member information, transaction records, etc.

2.2.	After the cancellation of the member, if the member commits illegal acts or violates this Agreement on the trading platform of the Platform before the cancellation, the Platform may still exercise the rights stipulated in this Agreement.

3.	The Platform may terminate the service by canceling the membership in the following circumstances:

3.1.	If a Member violates this Agreement and the relevant rules, the Platform has the right to terminate the service provided to such Member. The Platform will notify members of service interruptions. However, if such Member, after being terminated by the Platform, registers as a Member of the Platform again, directly or indirectly or in another person’s name, the Platform shall have the right to unilaterally terminate the service provided to such Member again;

3.2.	If the Platform finds that the main contents in the registration materials of a member are false, the Platform has the right to terminate the services provided for the member at any time;

3.3.	The member fails to confirm the new agreement when this Agreement is terminated or updated.

3.4.	Other cases where the Platform considers it necessary to terminate the service.

Article 5 The Scope of Responsibility of the Platform

When a member accepts the agreement, the member shall expressly understand and agree to:

1.	The Platform cannot readily foresee any technical problems or other difficulties. Such difficulties may lead to data loss or other service disruption. The Platform is a service based on existing technology. The Platform does not guarantee the following matters:

1.1.	The Platform will meet the requirements of all members.

1.2.	The Platform is not disturbed, can be provided in time, safe and reliable or free from mistakes.

1.3.	The result of obtaining the right to use the service is correct or reliable.

2.	Whether to download or obtain any information through the Platform shall be considered, measured and at the risk of downloading.

3.	Members shall be fully responsible for any damage or loss of data due to the member’s computer system. Members hope to be careful and use common sense when using the Platform.

4.	Suggestions and information obtained by Members through the Platform, whether in their form or performance, shall in no way constitute any warranty not expressly provided for in this Agreement.

5.	The Platform shall not be liable for any direct, indirect, incidental, special, derivative or punitive damages for profit, goodwill, use, data loss (even if the Platform having been informed of the possibility of compensation mentioned in the preceding paragraph) due to the following reasons:

5.1.	The use or inability of the Platform.

5.2.	The transmission or data of members is subject to unauthorized access or change.

5.3.	Any statement or behavior of any third party on the Platform.

5.4.	Other matters related to the Platform.

6.	The Platform only provides a platform for members with service transactions, for the legality and authenticity of the tasks published by members. And its quality, as well as the ability of members to perform the transaction, the Platform will not have any guarantee liability.

7.	The Platform provides links to other websites or resources on the Internet, and members may therefore connect them to the Platforms operated by other operators, but it does not indicate that the Platform has any relationship with these operators. The Platforms operated by other operators are responsible by each operator, and do not fall within the control and responsibility of the Platform. The Web Site is also not guaranteed or responsible for any content, advertising, articles, or other information that exists or originates from such websites or resources. The Platform shall not be liable directly or indirectly for any damage or loss arising from the use or reliance on any content, articles or services published on or obtained through any such site or resources.

Article 6. Intellectual Property Rights

1.	The Platform and the use of any relevant software, programs, content, including but not limited to works, pictures, files, data, website structure, website layout arrangement, web design, through the Platform or advertisers to the member advertising or information, by the Platform or other rights holder shall enjoy the corresponding intellectual property rights, including but not limited to copyright, trademark, patent or other exclusive rights, protected by the relevant laws. Without the express authorization of the Platform or the right holder, Members guarantee not to modify, rent, lend, sell, distribute any of the above information and resources used by the Platform, or to make any kind of product based on the above information and resources.

2.	The Platform grants Members non-transferable and non-exclusive rights to use the object code of the Platform (hereinafter referred to as the “Software”) through a single computer provided that the Member shall not and shall not allow any third party to copy, modify, create derivative works, undertake restoration engineering, reverse group translation, or otherwise decipher or attempt to decipher the source code. Or sell, transfer or sublicencize the Software, or otherwise transfer any rights to the Software. Member agrees not to modify the Software in any way or to use the modified Software.

3.	Members shall not use the Platform through the interface not provided by the Platform.

Article 7. Privacy Right

1.	Information Use:

1.1.	The Platform will not sell or lend personal or corporate information to any person without prior permission of the member.

1.2.	The Platform also does not allow any third party to collect, edit, sell or disseminate Members’ personal or corporate information by any means. If any member is found to be engaged in the above activities, the Platform has the right to immediately terminate the service agreement with such member and close its account.

2.	Information Disclosure: The Member’s personal or corporate information will be disclosed in part or in whole under the following circumstances:

2.1.	Disclosing to a third party with the consent of the members;

2.2.	If a member is a legitimate intellectual property right holder and files a complaint, he/she shall disclose it to the complainant at the request of the complainant so that both parties can deal with possible rights disputess;

2.3.	Disclosing information to third parties or administrative or judicial organs in accordance with the relevant provisions of the law or the requirements of administrative or judicial organs;

2.4.	If a member violates relevant Chinese laws or website regulations, he / she needs to disclose it to a third party;

2.5.	In order to provide the products and services you require, you must share your personal or legal information with a third party;

2.6.	Other disclosures deemed appropriate by the Platform according to laws or regulations of the Platform.

3.	Information Safety:

3.1.	When using the services of the Platform for online transactions, please properly protect their personal or legal person information, only in the Provide it to others if necessary;

3.2.	If a member finds that his or her personal or corporate information is leaked, especially his or her account or Alipay account and password are leaked, he or she is requested to contact our customer service immediately so that we can take appropriate measures.

3.3.	Without the written permission of the Platform, it shall not authorize, authorize or allow or assist any third party to illegally obtain the information content, for commercial purposes, including but not limited to publicity, increase of reading volume, page views and other purposes. “Illegal acquisition” means the act of reading, copying, transferring, storing, obtaining data and information content by means and methods including but not limited to the “spider” (spider) program, crawler program, personification program and other non-real users or abnormal browsing methods such as avoiding or destroying technical measures.

Article 8 Force Majeure

Neither party shall be liable if the performance of this Agreement is rendered impossible, unnecessary or meaningless due to force majeure or other accidents. The force majeure meaning mentioned in this contract refers to the unforeseeable, unavoidable and insurmountable objective situation, including but not limited to war, typhoon, floods, fire, lightning, earthquake, strikes, riots, statutory diseases, hacker attacks, network viruses, telecommunications department technical control, government behavior or any other natural or man-made disasters.

Article 9 Confidentiality

Both Parties guarantee to keep confidential the documents and materials (including but not limited to trade secrets, company plans, operation activities, financial information, technical information, business information and other business secrets) that are not obtained from the other party learned in the discussion, signing and execution of this Agreement. Without the consent of the original provider of the data and documents, the other party shall not divulge all or part of the trade secret to the third party. Except as otherwise provided for by laws, regulations or administrative rules or otherwise agreed upon by both parties.

Article 10. Dispute Settlement Method

1.	Any dispute arising from this Agreement and the performance of this Agreement shall be submitted to the Xiamen Arbitration Commission for arbitration in accordance with the current arbitration rules of the Association. The arbitral award is final and binding on both parties.

2.	The Platform has the right to accept and mediate disputes between you and other members arising from the trading service, and at the same time has the right to unilaterally and independently judge whether the complaints and claims made by other members against you are valid. If the Platform judges that the claims are valid, the Platform has the right to use the task bounty or the security deposit you have entrusted to make corresponding payments. The Platform has no obligation to use its own funds to make reimbursement, but if such payment is made, you shall promptly compensate the Platform for all the losses, otherwise the Platform has the right to offset the funds or interests through the above-mentioned means, if the loss still cannot be made up, the Platform reserves the right to continue to recover. As the Platform is not a judicial organ, you fully understand and acknowledge that the Platform’s ability to identify evidence and handle disputes is limited. The acceptance of transaction disputes is solely based on your authorization, and there is no guarantee that the dispute settlement results will meet your expectations. The Platform has the right to decide whether to participate in the dispute settlement. If Witkey refuses to submit the developed source documents or design draft to the employer after completing the task, the employer shall have the right to terminate the cooperation and ask for a full refund. Such behavior of Witkey shall be punished on the platform. The first time such behavior is found, the account will be deducted 3,000 credit points and closed for three months. If this behavior occurs for the second time, the account will be deducted 6000 credit points and the account will be closed permanently. Any fees paid by Witkey on the platform will not be refunded (including VIP service fees).

3.	All disputes arising from this Agreement and its rules shall be settled by both parties through negotiation. If no agreement can be reached through negotiation, both parties agree to submit them to the Customer Litigation Department of EPWK for arbitration in accordance with its arbitration rules.

Article 11 EPWK has the final interpretation of this Service Agreement, including the rules formulated based on this Service Agreement.

Article 12. Supplementary Provisions

The following words used in this Agreement, unless otherwise defined, shall have the following meanings:

1.	“The Platform”: if not otherwise specified, all refers to “EPWK network” (http://www.epwk.com );

2.	“User”: It refers to the users of the services of EPWK who have full capacity for civil conduct.

3.	“Member”: refers to the user who has signed the Service Agreement with EPWK and completed the registration process.

4.	“Employer” means a member who “buys” publishing tasks or buys value-added services.

5.	“Witkey”: refers to the member who participates in bidding, selling services, selling skills and other “selling” operations on the Platform.

6.	“Task bounty”: The task cost to be paid after the employer initiates a transaction on EPWK and confirms Witkey’s identity and transaction information.